Exhibit 10.11

MASTER SUPPLY & PURCHASING AGREEMENT

THIS MASTER SUPPLY & PURCHASING AGREEMENT (this “Agreement”) is made and entered into as of                     , 2012 (“Effective Date”) by and between ADT LLC, a Delaware limited liability company (“Buyer”) whose address is 1501 Yamato Road, Boca Raton, Florida 33431Tyco Safety products Canada Ltd., an Ontario corporation with offices at 3301 Langstaff Road, Concord, Ontario, Canada L4K 4L2 (“TSPCA”) and Sensormatic Electronics, LLC, a Nevada limited liability company with offices at 6 Technology Park Drive, Westford, MA 01886 (“SEL”). Each of TSPCA and SEL are referred to herein as a “Seller” and collectively as the “Sellers”.

For and in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and each Seller agree as follows:

1.	SCOPE

A. Scope. This Agreement shall govern each sale of the products listed on attached Exhibit “A” by Seller to Buyer (“Products”) prior to the Effective Date and during the Term. This Agreement shall apply only to the purchase of Products by Buyer and its Affiliates in, and for subsequent use and/or resale to end users in, the United States, Canada, Puerto Rico and the U.S. Virgin Islands (the “Territory”). This Agreement, including all attachments, may be amended by mutual agreement of the parties, which may be evidenced by exchange of written communications, including email proposal and acceptance by each party’s authorized representative. The authorized representative shall be the person executing this Agreement on behalf of the party, that person’s replacement, or any person authorized in writing (including email) by such person. Each of Buyer’s Affiliates may also purchase Products from Seller hereunder for their own account on the same terms and conditions as are applicable to Buyer. “Affiliates” in the case of Buyer means (i) prior to September 28, 2012, ADT Holdings, Inc., ADT Holdings (U.S.), Inc., ADT Security Services Canada, Inc., or ADT Puerto Rico, Inc. and (ii) on and after September 28, 2012, each of the foregoing entities listed in clause (i) and any other Buyer company or entity that has the ADT Corporation as its ultimate parent company. “Affiliates” in the case of Seller means any company or entity that has Tyco International Ltd. as its ultimate parent company. For avoidance of doubt, Tyco International Ltd. shall not be included in the definition of Affiliate for purposes of this Agreement. The liability of each Buyer Affiliate and Buyer under this Agreement shall be several and not joint. Seller shall bill each such Buyer Affiliate separately for the Products sold to such Affiliate. Each Affiliate shall only be liable for those obligations expressly set forth in the Purchase Order to which it is a party. In no event will Buyer be liable for any of the obligations or liabilities of any Affiliate pursuant to this Agreement. The liability of each Seller under this Agreement shall be several and not joint. Each Seller shall only be liable for those obligations expressly set forth in an accepted Purchase Order to which it is a party. In no event will any Seller be liable for any of the obligations or liabilities of another Seller pursuant to this Agreement.

Master Supply & Purchasing Agreement

2.	PURCHASE AND SALE OF PRODUCTS

A. General. During the Term, Seller agrees to sell to Buyer the Products ordered by Buyer’s duly issued purchase orders or electronically transmitted (“EDI”) sales orders (each, a “Purchase Order”) on the terms and conditions provided herein. For EDI orders if available, Seller agrees to comply with the terms and conditions of the then-current version of Buyer’s EDI Supplier Handbook, a copy of which will be provided to Seller upon request. Each Purchase Order shall be deemed to be incorporated as part of this Agreement upon Buyer’s issuance thereof. A Purchase Order shall be deemed accepted by Seller in the event Seller fails to provide proper written notice of rejection within forty eight (48) hours of Buyer’s issuance of the Purchase Order in accordance with the terms and conditions of this Agreement. Seller shall have the right to reject a Purchase Order only if the Purchase Order does not comply with, or modifies, the express requirements of this Agreement or is for delivery of Products not contemplated by the forecast described in Section 2.B(i) below. Buyer may, at its option, purchase Products for its internal use or for resale to end users in the Territory as standalone Product or in combination with other goods and services. By way of clarification, Buyer and its Affiliates shall not be entitled to act as a distributor and sell Products to other resellers except (i) where such reseller is a dealer, channel partner, affiliate, marketing partner or other entity with which ADT has a relationship for the sale of ADT’s services or (ii) with Seller’s prior written consent, not to be unreasonably withheld.

B. Supply Chain Management for Products.

(i)	Forecasting. On a monthly basis, Buyer shall provide Seller with a rolling forecast of Products for the following 12 months, subject to the obligations set forth on Exhibit E. This forecast will be provided at the SKU level.

(ii)	Inventory Planning and Targets. Seller shall be responsible for material planning to meet mutually agreed upon service (“Order fulfillment”) levels for Products. These material planning responsibilities include, but are not limited to: (a) monitoring daily and weekly Buyer demand data provided by Buyer in relation to Seller’s Lead Time; (b) reviewing Product forecasts provided by Buyer; (c) providing timely feedback on Product availability issues.

(iii)

Service Levels. Both Buyer and Seller shall strive to achieve a 100% service level. Service level is defined as the percentage of Buyer’s customer orders for Products that were successfully filled and shipped on average each month. Every day or as determined by Buyer, Buyer will record the total number of Product units required by Buyer for such day (i.e., the number of Product units ordered by Buyer for shipment on such day to meet the applicable Delivery Date (defined below)) compared to Seller’s existing inventory level of such Products on such day, and calculate either success or stock out for that day, where (a) success means that such inventory exceeds the day’s demand, and (b) stock out means that such inventory is less than the day’s demand. At the end of each

Master Supply & Purchasing Agreement

month, Buyer will calculate the actual service level, which shall be the quotient of the number of success days over the total number of shippable days for the month.

(iv)	Tooling. Buyer shall reimburse Seller for any custom or specialized tooling purchased by Seller, with Buyer’s prior approval, for use solely in the manufacture of Custom Products (defined below). All such tooling shall be owned by Buyer and shall only be used by Seller in the manufacture of Custom Products for Buyer. All such tooling shall be appropriately marked as the property of Buyer and shall be handled in accordance with industry standard practices for prevention of physical damage and environmental concerns. Seller shall maintain property insurance for the full replacement value of such tooling. Seller expressly agrees to return such tooling to Buyer upon request and acknowledges that it has no power or authority to sell, transfer, deliver, modify, transform or otherwise use such tooling, except as expressly permitted by this Agreement. Seller hereby irrevocably appoints Buyer as its attorney-in-fact (which appointment is coupled with an interest) and authorizes Buyer to file a financing statement with respect to its ownership of such tooling in such jurisdictions as Buyer deems appropriate, as well as any continuation statements and amendments thereto.

C. Minimum Order Quantity. Buyer will only accept and Seller shall agree to a Minimum Order Quantity (“MOQ”) per Purchase Order equal to one (1) unit, except that Buyer and Seller shall agree on commercial reasonable MOQ per Purchase Order for the relevant Product Line to be delivered to Buyer at a location in Canada. As used in this Agreement, the term “Product Line” shall, in the case of TSPCA, refer to the intrusion Products sold pursuant to this Agreement (i.e., DSC branded Products) (the “Intrusion Product Line”), and, in the case of SEL, refer to the access control and video surveillance Products sold pursuant to this Agreement (i.e., American Dynamics, Software House and Kantech branded Products) (the “ACVS Product Line”).

D. Exclusivity. This Agreement shall not impose any obligation of exclusivity on either party hereto, and each party shall be free to purchase and sell goods and services similar or identical to the Products from and to third parties, at its sole discretion. This Agreement is neither a requirement nor an output contract. Notwithstanding the foregoing, in the event Seller provides customized or modified Products using specifications or modifications provided by Buyer (collectively, “Custom Products”) or provides private labeled Products to Buyer (“Private Labeled Products”), Seller agrees that it shall not offer, sell or provide any such Custom Products or any Private Labeled Products to any party other than Buyer. By way of clarification, a Custom Product that is also a Private Labeled Product shall constitute a Custom Product for purposes of any Product return rights under this Agreement.

E. Software. In the event the Products include or incorporate software developed, owned or licensed by Seller including embedded software and firmware (“Software”), Seller hereby authorizes Buyer to sell, resell and or license the Software to Buyer’s customers solely as incorporated into such Products. Use of the Software by Buyer’s end user customers shall be subject to Seller’s End User License Agreement accompanying such Products.

Master Supply & Purchasing Agreement

3.	PURCHASE PRICES

A. Amount; Adjustment. During the Initial Term, Seller shall sell the Products to Buyer at the purchase prices set forth on Exhibit “A” (as such prices may be adjusted hereunder, “Purchase Price(s)”). Seller may change the Purchase Prices for a Product upon ninety (90) days prior written notice to Buyer, but in no event shall any such price increase (or series of price increases) for a single Product exceed an aggregate 3% during any 12 month period. All Purchase Price adjustments under this Section shall be subject to the terms of Section 3.D.

B. All-Inclusive. The Purchase Price for each Product shall be all-inclusive and represents the sole and exclusive consideration to Seller hereunder for the Products or otherwise, except for (i) freight and insurance costs for which Buyer is responsible (collectively, “Freight Charges”), and (ii) certain taxes assessed on the Purchase Prices for which Buyer is responsible under Section 3.C. Buyer shall not be billed for, nor shall Buyer have any obligation to pay, any charge or amount not specifically authorized in Buyer’s duly issued Purchase Order. Any additional terms or conditions contained on any Seller invoice or packing slip shall not be binding on Buyer, and no action by Buyer (including the payment of any such invoice in whole or in part) shall be construed as binding Buyer with respect thereto. Any additional terms or conditions contained on any Buyer Purchase Order or any Seller invoice or delivery manifest (collectively, “Order and Fulfillment Documentation”) shall not be binding on Seller or Buyer, as applicable. No action by Seller (including the fulfillment of such Purchase Order in whole or in part) or Buyer (including the acceptance of a delivery of Products) shall be construed as binding Seller or Buyer, as applicable with respect to any additional terms or conditions included in any Order and Fulfillment Documentation.

C. Taxes. Buyer shall pay and be responsible for all taxes that are measured directly by the Purchase Price payments made by Buyer to Seller for the Products hereunder and which Seller is legally required to collect and pay over to tax authorities. The taxes for which Buyer is responsible hereunder shall include sales, use and excise taxes, but shall exclude, without limitation, Seller’s franchise or business taxes, taxes based on Seller’s net income or gross receipts, and taxes from which Buyer is exempt by law as shown by a valid tax exemption certificate, when such a certificate is required.

D. Preferred Customer Pricing. Notwithstanding anything contained herein to the contrary, Seller hereby represents and warrants to Buyer that the Net Effective Price for each Product hereunder shall not exceed the lowest Net Effective Price for such Product offered by Seller to any of its other reseller customers (excluding Distributors and Seller’s Affiliates) in the Territory for substantially equivalent purchases on substantially equivalent terms. The term “Distributor” shall be defined as third parties selling Products to third party resellers and installers and offering such third parties support or other services related to the Products. The term “Net Effective Pricing” shall be defined as the totality of (a) the price for such Product and

Master Supply & Purchasing Agreement

(b) all other economic terms including credits, rebates, refunds, purchase volumes, purchase commitments, discounts and allowances and whether or not such Product is being sold bundled with any other Seller products. If Seller extends a lower Net Effective Price for any Product to any other reseller customer in the Territory (excluding Distributors and Affiliates), Seller will notify Buyer thereof within five (5) business days of such offer and shall reduce the Net Effective Price to such price effective as of the date of such sale.

E. Effective Date of Purchase Price Decreases. All decreases in Purchase Prices shall be immediately effective as to all outstanding Purchase Orders for Products not yet shipped to Buyer (“Pending Purchase Order(s)”) and all future Purchase Orders. In addition, in the event of a Purchase Price decrease, Seller will grant to Buyer a credit with respect to Products then in Buyer’s inventory in an amount equal to the difference between the Purchase Price paid by Buyer for such Products and the reduced Purchase Price for the Products; less any previously issued credits.

F. Effective Date of Purchase Price Increases. No increase in Purchase Prices hereunder shall be effective as to any Purchase Order issued prior to expiration of the notice period required hereunder for such increase. Seller shall honor all Purchase Prices prevailing hereunder at the time Buyer issues its Purchase Order.

G. NOT USED.

H. Purchasing Incentive. For each fiscal year (“fiscal year” begins October 1st and ends September 30th) during the Term of this Agreement, Seller agrees to pay Buyer a volume incentive payment (the “Volume Incentive Payment”) based on the aggregate dollar amount of all direct sales from all Seller to Buyer during such Seller fiscal year that are timely paid within the payment terms specified in this Agreement. The amount of the Volume Incentive Payment will be calculated and paid quarterly (the “Quarterly Payment”) and will be equal to three (3%) percent of the incremental amount of purchases of Products over and above the level of purchases of Products from such Seller in the same Seller fiscal quarter for the preceding fiscal year. Each Quarterly Payment shall be delivered to Buyer within thirty (30) days after the end of such fiscal quarter.

I. Cost Reductions.

(i)	The parties agree to engage in annual price negotiations with respect to the Products.

(ii)	Seller will provide Buyer with new Products at no charge that Buyer needs for use as demonstration units during the six (6) month period following Buyer’s launch of a new Product.

J. Approved Products. Buyer shall comply with the Product listing requirements set forth on Exhibit E hereto.

Master Supply & Purchasing Agreement

4.	DISCONTINUATION AND MODIFICATION OF PRODUCTS

A. Discontinuation Notices. Seller shall continue to manufacture and offer all Products for sale to Buyer during the Initial Term. Seller may discontinue manufacturing and supplying Products to and for Buyer (each, a “Discontinued Product”) during any Renewal Term upon one hundred eighty (180) days prior written notice to Buyer (each, a “Discontinuation Notice”); provided, however, that notwithstanding such Discontinuation Notice, Seller shall continue to make each Discontinued Product available for purchase by Buyer hereunder for so long as Seller continues to supply such Discontinued Product to any of its other customers.

B. Refunds for Returned Discontinued Products. Within ninety (90) days of Buyer’s receipt of a Discontinuation Notice for any Product, Buyer may return to Seller, at Seller’s sole cost, risk, and expense, any or all Discontinued Products in Buyer’s inventory for (i) in the case of Private Labeled Products (excluding Custom Products), a full refund of the Purchase Price paid therefor less Seller’s cost of any private labeled part of any Private Labeled Product plus an administration fee of 20% of the original Purchase Price of such Private Labeled Product, and (ii) in the case of all other Products (excluding Custom Products), a full refund of the Purchase Price paid therefor. Such refund shall become due upon Buyer’s delivery of the returned Discontinued Products to the carrier for shipment to Seller. By way of clarification, Custom Products may not be returned to Seller under this Section 4.B.

C. Product Modifications. Seller will use its best efforts to assure that all Products that are modified after the Effective Date (“Modified Product(s)”) shall be “compatible” (as defined herein) in such modified form with all hardware and software utilized by Buyer in conjunction with such Modified Products (including monitoring software) prior to the modification thereof (collectively, “Existing Systems”). In all cases where Seller cannot assure that Modified Products will be compatible with Existing Systems, Seller will provide Buyer with ninety (90) days written notice in advance of Seller’s implementation of such modification, and will use its best efforts to continue to manufacture compatible Products. For the purposes of this Agreement, a Product shall be “compatible” if it will continue to perform all significant functions when used in conjunction with Existing Systems, without any modification to such Existing Systems. In addition to the foregoing, Seller shall use commercially reasonable efforts to notify Buyer of any material updates, revisions, changes, enhancements or other modifications (“Modifications”) to any Products sold to or offered for sale to Buyer or any of its Affiliates.

5.	PURCHASE ORDERS

A. Generally. Buyer shall purchase only those Products set forth on Purchase Orders duly issued by an authorized representative of Buyer’s corporate Purchasing Department. Each Purchase Order shall, at a minimum, specify the following information for each Product listed thereon: (i) the SKU number and Product name; (ii) the quantity ordered; (iii) the total Purchase Price; (iv) shipping instructions; (v) the final delivery destination (the “Delivery Destination”); and (vi) the required delivery date for the Product at the Delivery Destination (the “Delivery Date”). Purchase Orders shall be submitted to Seller in writing and may be sent electronically, by facsimile, or by mail. Buyer shall have the option to process Purchase Orders in the local regional or country currency.

Master Supply & Purchasing Agreement

B. Rescheduling Purchase Orders. Buyer may, free of charge, reschedule the Delivery Date for any Product at least two (2) business days prior to Seller’s shipment thereof by providing Seller with notice thereof (the “Rescheduling Notice”) electronically, by facsimile, or by mail. The new Delivery Date specified in such Rescheduling Notice shall then become the new Delivery Date for the Purchase Order, which shall in all other respects remain in full force and effect. Seller may not reschedule the Delivery Date for any Custom Products more than once without Buyer’s consent, and such rescheduled Delivery Date shall be not later than thirty (30) days from the original Delivery Date.

C. Cancellation of Purchase Orders. Buyer may cancel any Purchase Order (other than for Custom Products and Private Labeled Products), in whole or in part, without further obligation or liability to Buyer, at any time at least two (2) business days prior to Seller’s shipment of the Products covered by such Purchase Order by providing Seller notice of such cancellation electronically, by facsimile, or by mail. Buyer may not cancel any Purchase order for Custom Products without Seller’s consent. Seller may cancel any Purchase Order for Private Labeled Products, in whole or in part, at any time at least two (2) business days prior to Seller’s shipment of the Private Labeled Products covered by such Purchase Order by providing Seller notice of such cancellation electronically, by facsimile or by mail, without further liability or obligation to Buyer other than the cost of any private labeled part of any Private Labeled Product included in such cancelled Purchase Order plus an administration fee of 20% of the Purchase Price of such Private Labeled Product.

6.	SHIPMENT AND DELIVERY

A. Packing. All Products shall be prepared, marked (bar coded), and packed for shipment in accordance with the packing instructions attached as Exhibit “B.”

B. Shipping Terms; Freight Charges. Seller shall ship all Products to Buyer in new condition. Seller shall fill each Purchase Order in accordance with its terms and the provisions hereof. All Products shall be shipped to Buyer (Incoterms 2010) Ex-Works Seller’s warehouse in the country of delivery within the Territory (currently Atlanta, GA for the United States, Puerto Rico and the U.S. Virgin Islands and Toronto, Ontario for Canada) unless otherwise agreed by the parties. Title and risk of loss shall pass to Buyer at the time the Products are delivered to the Buyer’s carrier at the Ex-Works point or the otherwise agreed to Incoterms 2010 shipping method. Seller shall convey to Buyer good title, free and clear of all liens and other security interests. Freight charges shall be billed by Buyer’s designated carrier to Buyer’s third party carrier account(s) (as designated by Buyer) unless otherwise specified in the Purchase Order. If Seller fails to deliver Products in accordance to the lead-time specified in this Agreement or the applicable Purchase Order, then Seller will be responsible for all premium freight charges and any other associated costs required to supply Product to Buyer as soon as possible.

Master Supply & Purchasing Agreement

C. Shipping Delays. Seller will immediately notify Buyer in writing of any event or condition that could delay delivery of the Products beyond the Delivery Date; provided, however, that such notification shall not require Buyer to accept any late shipment or waive any of its rights or remedies with respect thereto.

D. Time of the Essence. Seller acknowledges and agrees that time is of the essence with respect to Seller’s performance under this Agreement.

E. Excess and Premature Product. Buyer shall not be obligated to accept: (i) any Products in excess of the quantity ordered in its Purchase Order (“Excess Product(s)”), (ii) Products that have been discontinued while in transit, or (iii) deliveries arriving more than five (5) days in advance of the Delivery Date specified on the Purchase Order (“Premature Product(s)”).

F. Product Documentation. Seller shall enclose with each shipment of Products one (1) complete up-to-date set (in electronic or paper format) of its standard user manuals, technical manuals setting forth pertinent information relating to the operation, installation and maintenance of Products, including all warranties and Product warnings, for each Product shipped (collectively, “Product Documentation”). Each Product shall conform to the “Performance Warranty” (as defined below) and the terms of this Agreement and applicable orders (each, a “Conforming Product”). A Product will not be deemed a Conforming Product until Buyer receives the corresponding Product Documentation therefor. Buyer shall have the right to use, reproduce, translate and disclose information contained in the Product Documentation to its customers for marketing, maintenance and repair of Products and for such other purposes as Seller may expressly authorize in writing. Seller shall be required to supply product manuals and documentation in the specific language required by Buyer at no additional cost to Buyer.

G. Inventory Held By Seller. In the event, at the request and consent of Buyer, Seller holds or maintains possession, custody or control of any Products sold to Buyer hereunder, Seller shall hold all such Products in trust for Buyer, and shall physically segregate and identify all such Products as being property of the Buyer.

7.	PERFORMANCE WARRANTY; INSPECTION; ACCEPTANCE

A. Seller’s warranty obligations with respect to the Products are set forth on Exhibit E hereto.

8.	SOFTWARE SUPPORT SERVICES

In the event Seller provides software as part of the Products, at the expiration of the Software Warranty Period, Seller shall continue to provide to Buyer or Buyer’s customer, as applicable, all Updates that Seller provides to its customers generally at no additional charge. If Seller offers support contracts for a particular Software Product, that Seller shall offer to Buyer or Buyer’s customer, as applicable such support contracts on commercially reasonable terms, including price, including providing Software Updates and Upgrades, where applicable. As used herein, the term “Updates” shall mean a fix or compilation of fixes released by Seller to correct operation defects (program bugs) in the Software; provided that Updates shall not include

Master Supply & Purchasing Agreement

Upgrades. As used herein, the term “Upgrades” shall mean any new version of Software which contains enhanced or additional features or functionality, including version changes evidenced by a number immediately to either the left or right of the decimal (e.g. C-Cure 9000 2.0 to 2.1 or 2.0 to 3.0). If a question arises as to whether Software is an Upgrade or an Update, Seller’s opinion will prevail, provided that Seller treats the Product offering the same for its customers and end users generally.

9.	BILLING AND PAYMENT

A. Billing; Invoices. Seller shall invoice Buyer for all Products at the time of shipment. Seller shall issue a separate invoice for each Purchase Order containing the following information (“Invoice(s)”): (i) the SKU number, description and quantity of Products ordered; (ii) the quantity of Products shipped; (iii) the Delivery Destination; (iv) the Purchase Order number, (v) the Purchase Price for each Product; (vi) the total Purchase Price for the Purchase Order; and (vii) any applicable taxes, Freight Charges, and discounts. All Invoices, bills of lading, and freight bills for the Products shall be delivered to Buyer at the following address: (“Bill To” address shall be shown on the face of Buyer’s Purchase Order.)

B. Payment. In the event of a conflict between the pricing on Exhibit “A” and a price mutually agreed to in writing by the parties on the Purchase Order or otherwise, the mutually agreed upon price shall prevail. Subject to the terms and conditions contained herein, Buyer will remit payment of the Purchase Price due hereunder (less any applicable discounts or offsets) for each Conforming Product within forty five (45) days of the Invoice date, provided however that the Invoice date shall not be earlier than the date the Products are actually shipped from the agreed to delivery point to Buyer. All invoiced amounts shall be subject to a two percent (2%) early payment discount for all payments remitted by Buyer within seven days of Buyer’s receipt of such invoice. Buyer shall not waive any payment discount under this Agreement if, for example (without limitation): (i) Product shipment is delayed beyond the discount period; (ii) Products are not shipped on the date that the corresponding Invoice is sent to Buyer; or (iii) the shipping time exceeds the discount period. Buyer shall have option to pay in local currency. Nothing herein shall alter the payment terms applicable to transactions implemented by Tyco International, Ltd.’s Logistics and Delivery organization in Atlanta, GA that is the subject of a separate logistics agreement between Seller’s affiliate and Buyer (the “Logistics Agreement”).

C. Credits. Within thirty (30) days of Seller’s receipt of a request for a credit or refund hereunder from Buyer (each, a “Credit Request”), Seller will either (i) issue a credit in the full amount of the Credit Request; or (ii) deliver a written explanation to Buyer detailing Seller’s reasons for refusing to grant the credit or granting such credit in an amount less than the Credit Request. If Seller fails to do (i) or (ii) within the thirty (30) day period provided above, then Buyer shall be deemed to be due a credit in the full amount of the Credit Request. Buyer may reduce and offset any amount due Seller from Buyer hereunder by the amount of any credit, refund, or other amount due Buyer from Seller hereunder.

Master Supply & Purchasing Agreement

10.	STOCK RETURN PRIVILEGES

Buyer’s stock return privileges are as set forth on Exhibit E hereto.

11.	ADDITIONAL WARRANTIES

In addition to the Performance Warranty provided herein, Seller hereby represents and warrants to Buyer that:

(i)	The Products and Product Documentation, the resale thereof for their intended use (as described in the Product Documentation) and the use thereof for their intended use (as described in the Product Documentation) do not and shall not infringe upon or misappropriate the patent, copyright, trademark or trade secret rights of any third party in the Territory; provided that the sole and exclusive remedy for a breach of this representation shall be indemnification under Section 12.A(ii);

(ii)	All information provided by Seller to Buyer with respect to the Products is complete and accurate in all respects;

(iii)	Seller and all Products shall conform to the Quality Assurance Requirements as set forth in attached Exhibit “D”, and to the requirements applicable to suppliers pursuant to Tyco’s Guide to Supplier Social Responsibility attached as Exhibit “G”, which may also be found at http://www.tyco.com/wps/wcm/connect/

tyco+corporate+citizenship/Corporate+Citizenship/Governance/Guide+to+Supplier+Social+Responsibility/

(iv)	The Products comply with all applicable laws or regulations applicable to manufacturers of the Products, including the restriction on the use of certain hazardous substances in electrical and electronic equipment, including, but not limited to, RoHS, WEEE, REACH, etc., and other environmental protection laws and/or regulations.

(v)	Seller is and shall remain in compliance with all applicable laws and regulations governing international transactions or activities including, but not limited to, export controls, import controls, customs regulations, trade embargoes and other trade sanctions and laws governing unlawful boycotts and payments to foreign government officials.

(vi)

Seller represents and warrants to Buyer that, to the extent the Products include any Open Source Software, the resale of such Products by Buyer, and the use and operation of such Products by Buyer or the end user in accordance with their intended use, will not create any obligation on the part of Buyer or the end user under the terms of any Open Source License (i) to license, disclose or otherwise make available to third parties any proprietary software, data or other information of Buyer or such end user, or any associated intellectual property, or to otherwise impair Buyer or

Master Supply & Purchasing Agreement

such end user’s intellectual property rights in any proprietary information (including software) of any system incorporating such product in accordance with the Product’s intended use, or (ii) to take any additional affirmative action to comply with such Open Source License, including making any source code or object code available to third parties. As used herein, the term “Open Source Software” means any software, program, module, code, library, database, driver or similar component (or portion thereof) that is royalty free, proprietary software, the use of which requires any contractual obligations by the user such as, without limitation, that software that is subject to, distributed, transmitted, licensed or otherwise made available under any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, Berkeley Software Distribution (BSD) license (including Free BSD and BSD-style licenses), MIT license, Mozilla Public License, IBM Public License, Apache Software License, Artistic license (e.g., PERL), Sun Industry Standards Source License, Sun Community Source License (SCSL), Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative, Free Software Foundation or similar group (collectively, “Open Source Licenses”).

12.	INDEMNITY AND INSURANCE

A. Indemnity. Seller shall be solely liable for, and shall defend, indemnify, and hold Buyer, its Affiliates, and all of their respective directors, officers, employees, agents, and independent contractors (all of the foregoing entities and individuals being collectively referred to herein as the “Indemnitees”) harmless from and against any and all damages, liabilities, injuries, losses, and costs (including reasonable attorneys and experts fees at trial and on appeal), and expenses (collectively, “Liability”) which may be incurred by, asserted against, or recoverable from any Indemnitee as a result of any actual or threatened action, suit or proceeding arising out of or relating to any of the following:

(i)	a defect in the Products in the form delivered to Buyer (whether in design, materials, workmanship, or otherwise), including any products liability claim and all claims based on strict liability in tort, excluding any claim of damages suffered from a third party as a result of a failure of a Product to perform in accordance with its Specifications (the sole remedy for which shall be the Performance Warranty);

(ii)	subject to Section 12.B(i) below, any claim or allegation that any Product or Product Documentation, the resale thereof for their intended use (as described in the Product Documentation) and the intended use thereof (as described in the Product Documentation) infringes or misappropriates the patent, copyright, trademark or trade secret rights of any third party in the Territory (an “Infringement Claim”); and,

Master Supply & Purchasing Agreement

(iii)	any damages, penalties, fines, attorney’s fees, or other losses of whatever kind or nature resulting from, or arising out of, any violations by Seller of any applicable laws or regulations governing international transactions or activities including, but not limited to, export controls, import controls, customs regulations, trade embargoes and other trade sanctions, and laws governing unlawful boycotts and payments to foreign government officials.

The foregoing indemnification obligations shall not be limited by the amount or existence of insurance maintained or provided by Seller.

B. Infringement Claims.

(i)	Seller shall have no obligation or liability to indemnify Buyer for any Infringement Claim to the extent such claim arises out of:

1.	Seller’s compliance with Buyer’s customized written designs, drawings, or specification for the Products; provided, however, that the foregoing exclusion shall not apply if Seller sells or otherwise distributes such customized Product to any person or entity other than Buyer or Buyer’s Affiliates;

2.	Use of any Product other than for its intended use as described in the relevant Product Documentation;

3.	Use of a Product in combination with anything not sold, licensed or otherwise provided by Seller or any of its Affiliates, unless such use is as intended as described in the Product Documentation; or

4.	Use of any stand-alone software Product (as opposed to any software or firmware included in a Hardware Product) other than the latest version of such software Product that has been released by Seller and provided to Buyer as an Update.

(ii)	If Seller believes that an Infringement Claim is likely or, as a result of any Infringement Claim, a court of competent jurisdiction enjoins (A) Buyer or any of its Affiliates from offering, marketing, using, selling, reselling or otherwise distributing any Product (each, an “Infringing Product”) or using, reproducing or distributing any Product Documentation, Seller shall, at its option (with respect to selecting sub clauses (1), (2) or (3) below) and expense, and in addition to Seller’s indemnification obligations under Section 12.A(ii), promptly:

1.	Procure the right for Buyer and its Affiliates to continue to offer, market, use, sell, resell and other wise distribute the Infringing Products, and to use, reproduce and distribute the Product Documentation, in each case, without any further infringement;

Master Supply & Purchasing Agreement

2.	Replace the Infringing Product by delivering a substitute, compatible, non-infringing Product to Buyer substantially equivalent in functionality, useful life and performance to the Infringing Product; or

3.	In the event that, after using reasonable efforts, Seller us unable to achieve one of the remedies identified in subclauses 1 or 2 above on commercially reasonable terms, (i) accept the return of any Infringing product in inventory and terminate any license to Seller’s Infringing Product, (ii) terminate any other unperformed product services (including any software maintenance) acquired by Seller in connection with the Infringing product (collectively, “Unperformed Services”), and (iii) immediately credit to Buyer (1) the Purchase price for the returned Infringing Products, each depreciated on a straight-line basis over five (5) years from Seller’s delivery of such Product, and (2) a pro-rata portion of the Purchase Price for the remaining portion of any Unperformed Services.

(iii)	This Section 12 sets forth Seller’s entire liability and Buyer’s and it’s Affiliates’ sole recourse and remedy for any Infringement Claim. All other warranties against infringement, whether statutory, express or implied, are hereby disclaimed by Seller.

C. Indemnification Procedure. Buyer or its relevant Affiliate (each, an “Indemnitee”) shall promptly notify Seller of any claim, suit, demand, action or cause of action brought by a third party against such Indemnitee for which such Indemnitee is entitled to indemnification from Seller pursuant to this Section 12 (each, a “Third Party Claim”), and any delay or failure to provide such prompt notice shall relieve Seller of liability for indemnification of such Third Party Claim hereunder only to the extent (if any) that Seller is prejudiced by such delay or failure. The Indemnitee shall provide Seller with any assistance and cooperation reasonably requested by Seller in writing to defend the Third Party Claim. Seller shall have sole control over the defense and settlement of each Third Party Claim using counsel reasonably satisfactory to the Indemnitee, except that Seller shall not settle any Third party Claim without first obtaining the Indemnitee’s prior written consent unless (i) such settlement would not reasonably be expected to have an adverse effects on Buyer, its business or end user customers. If Seller fails to retain counsel or otherwise defend any Third Party Claim in breach of this Agreement and despite notice to Seller, the Indemnitee may, if necessary to prevent any judgment, default or adverse ruling from being entered against it on such Third Party Claim, in the Indemnitee’s reasonable discretion, defend or settle such Third Party Claim at Seller’s sole cost and expense. The Indemnitee shall not unreasonably withhold, condition or delay its consent to any settlement of any Third Party Claim; provided, however, that Seller shall retain control over the defense and settlement of the Third Party Claim.

Master Supply & Purchasing Agreement

D. Insurance Policies. Seller agrees to obtain and maintain the following insurance policies throughout the Term at Seller’s sole cost and expense (collectively, “Insurance Policies”):

(i)	Commercial General Liability Insurance written on ISO occurrence form CG 00 01 96 (or equivalent coverage form), covering Liability for property damage, personal injury, and death arising out of operations, products-completed operations, independent contractors, and containing broad form contractual liability coverage, with minimum limits of $5 million per occurrence (the “CGL Policy”);

(ii)	Automobile Liability Insurance written on ISO Business Auto Form CA 00 07 979 (or equivalent coverage form) covering Liability arising out of any auto (including owned, hired, and non-owned autos) with minimum limits of $1 million per occurrence combined single limit (the “Auto Liability Policy”);

(iii)	Statutory Workers’ Compensation insurance as required by applicable law (including an “all states” endorsement) (the “Workers’ Compensation Policy”); and

(iv)	Employer’s Liability Insurance with minimum limits of $100,000 for each accident, $100,000 for each disease, and $500,000 for each employee (the “Employers Liability Policy”).

E. Insurance Policy Requirements. Buyer shall be named as an additional insured on the CGL Policy and Auto Liability Policy for all operations of Seller hereunder and for all Liability for which Seller is responsible under this Agreement. The CGL Policy and Auto Liability Policy shall contain standard cross liability clauses, and Seller shall cause such policies to be endorsed to provide contractual liability coverage specifically covering this Agreement as an insured contract, if necessary, to obtain coverage of this Agreement thereunder. The Workers Compensation Policy and Employers Liability Policy shall each be endorsed to waive any right of subrogation against Buyer. All Insurance Policies shall: (i) be primary without right of contribution from any insurance maintained by Buyer; (ii) be issued by duly qualified insurance carriers reasonably satisfactory to Buyer; (iii) require that Buyer be given at least thirty (30) days prior written notice of cancellation, non-renewal, or any material change therein; and (iv) require that Seller provides a yearly renewal certificate within thirty (30) days of expiration of current policy.

F. Insurance Certificates. A Certificate of Insurance evidencing the Insurance Policies required by this Agreement is attached hereto as Exhibit “F”.

G. Limitation of Liability. Notwithstanding anything to the contrary in this Agreement:

(i)

EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY (INCLUDING A LOSS OF DATA), AND FOR LIABILITY OWED TO A THIRD PARTY FOR A CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER SECTION 12.A HEREOF, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR

Master Supply & Purchasing Agreement

ITS AFFILIATES HEREUNDER FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING ANY AND ALL SUCH DAMAGES FROM BUSINESS INTERRUPTION, LOSS OF PROFITS OR REVENUE, COST OF CAPITAL OR LOSS OF USE OF ANY PROPERTY OR CAPITAL), EVEN IF INFORMED OF THE POSSIBLITY OF SUCH DAMAGES. By way of clarification, in no event shall Seller be liable to Buyer or its Affiliates for any indirect or consequential losses or damages (including lost profits or lost revenues) (i) suffered by Buyer or its Affiliates or (ii) suffered by any third party end user or customer of Buyer or its Affiliates and subject indemnification under Section 12.A hereof unless Buyer or such Affiliate included a reasonable and customary exclusion of incidental and consequential damages in its agreement with such end user or customer.

(ii)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE EXCLUSIONS AND LIMITATIONS SET FORTH IN THIS SECTION 12.G SHALL APPLY, REGARDLESS OF WHETHER SUCH CONSEQUENTIAL DAMAGES ARISE FROM BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLGIENCE), BY OPERATION OF LAW OR OTHERWISE.

(iii)	EACH SELLER’S AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ANY DIRECT DAMAGES SHALL NOT EXCEED THE PURCHASE PRICE PAID OR PAYABLE BY ALL BUYERS TO SUCH SELLER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY.

H. Exclusions. Notwithstanding anything in this Agreement to the contrary, Section 12.G shall not apply to (and each party shall retain unlimited liability for) any Third Party Claims to the extent arising out of, relating to, or covered by any of the following: (A) any indemnity for or against a Third Party Claim given by a party hereunder, (B) a party’s gross negligence, willful misconduct or violation of the law, or (C) personal injury or death.

13.	TRAINING AND TECHNICAL SUPPORT

A. Training. Seller will provide, free of charge to Buyer, the necessary periodic training and sales support required by the Buyer’s field staff in connection with the use or resale of the Products. This training shall provide the necessary instructions and documentation to make Buyer’s sales and installation staff fully self sufficient in Seller’s products and services.

B. Technical Support. Seller shall provide technical support free of charge to Buyer. Seller shall maintain a staff of adequately trained technical specialists and toll free hotline for the purpose of answering application and installation questions during Buyer’s normal working hours (Monday through Friday, 8:00 AM to 9:00 PM EST).

Master Supply & Purchasing Agreement

14.	CONFIDENTIALITY

A. Generally. In addition to the obligations in any separate non-disclosure or confidentiality agreement entered into between the parties, in connection with the performance of this Agreement, Seller and Buyer may disclose certain information to one another. All such disclosures of information shall be deemed non-confidential by the receiving party unless such information pertains to the disclosing party or its business and satisfies all of the following requirements (“Confidential Information”): (i) such information is in written or graphic form, (ii) such information is owned or controlled by the disclosing party, and (iii) such information was not previously published or disclosed to others without restrictions. Seller and Buyer each agree not to use, other than for purposes related to this Agreement, or disclose to third parties (except on a “need to know” basis), any Confidential Information, in each case, during the Term and for a period of five (5) years thereafter; provided the confidentiality obligations hereunder shall continue with respect to trade secrets of a party for so long the information constitutes a trade secret of the party. Notwithstanding anything in the foregoing to the contrary, the following information shall not constitute “Confidential Information” hereunder, and neither party shall have any obligation under this Section with respect thereto: (i) information already in the possession of the receiving party at the time of disclosure hereunder; (ii) information that is independently developed by the receiving party; (iii) information that becomes lawfully known or available to the receiving party from another source without breach of this Agreement; or (iv) information that becomes publicly available without a breach of this Agreement by the receiving party. The standard of care for protecting Confidential Information shall be that standard of care used by the receiving party to prevent the disclosure, publication or dissemination of its own information of a similar character.

B. No Publicity. Notwithstanding anything contained herein to the contrary, neither party may issue, make, or release any written, oral, electronic, or other press release, advertisement, promotional material, announcement, or other statement in any medium disclosing or relating to this Agreement, the terms of this Agreement, or any of the transactions consummated or contemplated hereunder, without the other party’s prior written consent, which consent may be given or withheld by such other party in its sole discretion.

15.	PRIVATE LABELING

Upon Buyer’s request, Seller agrees to private label the Products, User Manuals, and Product Documentation with Buyer’s trademarks and trade names (collectively, “Buyer Trademarks”), all Products and Documentation, all at no additional charge to Buyer (“Private Labeling”). All use of Buyer Trademarks by Seller in connection with any Private Labeling hereunder shall be subject to a limited, personal, non-exclusive, non-transferable, non-assignable license or sublicense (in each case, without right of sublicense) granted by Buyer to Seller to use the Buyer Trademarks during the Term solely and exclusively for Seller’s performance of Private Labeling as described herein and for such other purposes as Buyer may expressly authorize in advance in writing (the “Limited Trademark License”). All Private Labeling shall be submitted to Buyer for review in advance, and no Buyer Trademark shall be utilized in any Private Labeling without Buyer’s specific prior written consent to such use. Each item of

Master Supply & Purchasing Agreement

documentation or other tangible material (with each copy thereof constituting a separate item) on which any Buyer Trademark appears shall contain a prominent legend stating that the Buyer Trademarks are registered trademarks of Buyer or Buyer’s Affiliates. The registered symbol “®” appearing each time as part of the Buyer Trademark will constitute a sufficient legend. Seller acknowledges that Buyer is, and shall at all times remain, the sole and exclusive owner of the Buyer Trademarks and all goodwill contained therein, and that neither the Limited Trademark License, nor any Private Labeling, shall convey any right, title, or interest in or to any of the Buyer Trademarks or such goodwill to Seller. All goodwill arising from Seller’s use of the Buyer Trademarks shall inure solely to the benefit of Buyer, and Seller shall not assert any claim to any right, title, or interest in or to the Buyer Trademarks or the goodwill associated therewith, nor shall Seller at any time take any action that could be detrimental to the goodwill associated with any Buyer Trademark, either during the Term or after the termination or expiration of this Agreement. Buyer may revoke the Limited Trademark License as to any Product, User Manual, or Product Documentation not then in production upon written notice to Seller at any time with or without cause. Upon any such revocation, or any termination or expiration of this Agreement for any reason whatsoever, including any termination resulting from the material breach of either party hereto, the Limited Trademark License shall automatically terminate, and Seller shall immediately cease all further use of the Buyer Trademarks.

16.	TERM AND TERMINATION

A. Term. Unless terminated earlier as provided herein, this Agreement shall have an initial term of twenty four (24) months, commencing on the Effective Date (the “Initial Term”). After expiration of the Initial Term, this Agreement shall automatically renew on the terms and conditions contained herein for successive twelve (12) month periods, the “Renewal Term,” each commencing on the anniversary date of the Effective Date (each, an “Anniversary Date”), unless either party gives written notice of non-renewal no less than sixty (60) days prior to expiration of the then current Term. The Initial Term, taken together with any Renewal Term, shall be referred to herein as the “Term,” and each successive twelve (12) month period of the Term commencing on the Effective Date and each Anniversary Date thereafter shall be referred to herein as a “Year.”

B. Termination without Cause. In addition to all of its other termination rights hereunder, either party may terminate this Agreement, in whole or in part, at any time during any Renewal Term, without cause, upon one hundred and eighty (180) days notice to the other party hereto. Upon any such termination, Buyer shall (i) remit payment of the Purchase Price due hereunder for any open Purchase Orders that are not otherwise cancellable hereunder (subject to any other rights of return and cancellation as expressly set forth herein). Neither Seller nor Buyer shall have any further obligation or liability to the other for any terminated Pending Purchase Orders. In connection with the performance of this Agreement, it may be necessary for Buyer to provide Seller with certain property, including, but not limited to, tooling, test fixtures, equipment, engineering diagrams, and blueprints. Seller is obliged to return all such property within a reasonable period of time upon receiving notice of Buyer’s termination of this Agreement.

Master Supply & Purchasing Agreement

C. Defective Products. Buyer may cancel any Purchase Order, in whole or in part, with respect to any Defective Product or any Undelivered Product. Upon any such cancellation, Buyer shall have no further obligation or liability to Seller with respect to the cancelled portion of such Purchase Order. Such cancellation shall be without prejudice to Buyer’s other remedies under this Agreement, at law, or in equity.

D. Termination for Default. A party shall commit an “Event of Default” under this Agreement if: (i) such party fails in any material respect to perform or keep any of its material obligations or covenants hereunder, or otherwise materially breaches this Agreement, and fails, in each case, to cure such failure or breach within thirty (30) days after its receipt of written notice thereof from the other party; (ii) any representation or warranty made by such party herein is false or inaccurate in any material respect when made, or becomes false or inaccurate in any material respect thereafter; or (iii) such party files a petition in bankruptcy, or has filed against it an involuntary petition in bankruptcy not dismissed within sixty (60) days after filing, or applies for or consent to the appointment of a receiver, custodian, trustee or liquidator, or makes a general assignment for the benefit of creditors. If a party commits an Event of Default (the “Defaulting Party”), then the other party (the “Non-Defaulting Party”) may terminate this Agreement upon written notice to the Defaulting Party. Such termination shall be without prejudice to the Non-Defaulting Party’s other rights and remedies under this Agreement, at law, or in equity. In the event of a termination of this Agreement for cause of default by Seller, Seller is obligated to return to Buyer any and all property, including, but not limited to, tooling, test fixtures, equipment, engineering diagrams, and blueprints, which may have been provided by Buyer. Seller is obliged to return all such property within a reasonable period of time, which shall not exceed thirty (30) days, upon receiving notice of Buyer’s termination of this Agreement.

E. Effect of Termination on Purchase Orders. Seller will honor all Purchase Orders issued by Buyer and accepted or deemed accepted by Seller prior to any termination or expiration of the Term.

F. Repurchase of Buyer’s Inventory. At Buyer’s option, within thirty (30) days after the effective date of any termination of this Agreement by Seller pursuant to Section 16.B, Seller shall repurchase from Buyer each Product then in Buyer’s inventory designated for purchase by Buyer that is in unopened and undamaged condition and that contains all Product parts and Product Documentation that came with such Products (the “Repurchased Inventory”) for an amount equal to the aggregate Purchase Prices originally paid by Buyer to Seller hereunder therefor (the “Repurchase Price”). Seller will pay the Repurchase Price to Buyer, at Buyer’s option, either as a lump sum payment or as a credit against amounts due from Buyer to Seller hereunder. Upon Buyer’s receipt of the full Repurchase Price from Seller, Buyer shall ship the Repurchased Inventory to Seller in accordance with Seller’s written shipping instructions and at Seller’s sole cost, risk, and expense. For the avoidance of doubt, the Repurchased Inventory shall not include any Custom Products.

Master Supply & Purchasing Agreement

17.	COMPLIANCE PROVISIONS

A. Scope All of the compliance provisions set forth below shall apply to the Agreement and any related Exhibit, Schedule or SOW.

B. No Improper Means of Obtaining Business. Buyer and Seller intend that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion or kickbacks, or other unlawful or improper means of obtaining business.

C. No Bribes. Seller will not, directly or indirectly, pay, offer, authorize or promise any monies or anything of value (such as gifts, contributions, travel, or entertainment) to any person or organization, including any employee of Seller’s or Buyer’s customers, or any “Government Official” (which includes any employee or official of any governmental authority, government owned or controlled entity, public international organization or political party; or any candidate for political office) for the purpose of improperly influencing their acts or decisions. Seller will take appropriate actions to ensure that any person representing or acting under its instruction or control (“Seller’s Agents”) will also comply with this Section.

D. No Kickbacks. No part of the payment of any amounts payable under this Agreement will be distributed to Buyer, its affiliates or customers, or any of its employees or their family members.

E. No Conflicts. Except as disclosed in writing to Buyer (in a questionnaire response or otherwise), Seller represents that it does not have any reason to believe that there are any potential conflicts of interest regarding its relationship with Buyer, such as family members who could potentially benefit from the commercial relationship established by this Agreement; and neither Seller, nor any of Seller’s Agents, are or have any family members who are Government Officials in a position to influence Seller’s commercial relationship with Buyer.

F. Accurate Books and Records. Seller will maintain complete and accurate books and records in accordance with generally accepted accounting principles in Seller’s jurisdiction, consistently applied, properly and accurately recording all payments made by Seller or Seller’s Agents in performance of this Agreement or related to it, and any commission, compensation, reimbursement, or other payment made by or on behalf of Buyer to Seller or Seller’s Agents. Seller will maintain a system of internal accounting controls reasonably designed to ensure that it maintains no off-the-book accounts and that its assets are used only in accordance with its management directives. All Books and Records shall be available for inspection, copying, and audit by Buyer or its designee during Seller’s normal business hours on reasonable notice throughout the Term and for three (3) years thereafter for the purpose of verifying Seller’s compliance with the terms hereof. Buyer shall bear and pay for the cost of any such audit of Seller’s Books and Records unless such audit discloses errors in excess of five percent (5%) in favor of Buyer, in which case the cost of the audit shall be borne by Seller.

G. Notification. Seller will notify Buyer promptly if (a) Seller or any of Seller’s Agents have reason to believe that a breach of this Section has occurred or is likely to occur; or (b) if any conflicts of interest arise after the signing of this Agreement, including if any of Seller’s Agents or their family members become a government official or political party

Master Supply & Purchasing Agreement

candidate in a position to influence Seller’s commercial relationship with Buyer. Seller will send all such notices to ADTPolicy@adt.com or to such other location as Buyer may designate in writing.

H. Compliance Certification. Seller will, when and as may be requested by Buyer from time to time, provide to Buyer a written certification in form and substance satisfactory to Buyer that Seller is in compliance with this Section.

I. No Payments for Improper Activities. Buyer will not be required under any circumstances to take any action or make any payments that Buyer believes, in good faith, would cause it or its affiliated companies to be in violation of any “Anti-Corruption Laws” (Anti-Corruption Laws include, collectively, the United States Foreign Corrupt Practices Act, laws under the OECD Anti-Bribery Convention and local anti-corruption laws). If Buyer at any time believes, in good faith, that a breach of any of the representations and warranties in this Section has occurred or may occur, Buyer may withhold any commission, compensation, reimbursement, or other payment until such time as Buyer has received confirmation to its reasonable satisfaction that no breach has occurred or will occur. Buyer shall not be liable to Seller for any claim, losses, or damages whatsoever related to Buyer’s decision to withhold any commission, compensation, reimbursement, or other payment under this provision.

J. Audit Rights. If Buyer at any time believes, in good faith, that Seller has breached the warranties, representations or agreements in this Section, then Buyer will have the right to audit Seller’s books and records related to this Agreement in order to verify Seller’s compliance with the provisions of this Section. The audit will be performed by individuals selected by Buyer. However, upon request by Seller, Buyer will select in its sole discretion an independent third party to conduct an audit in order to certify to Buyer that no breach has occurred or will occur. Seller will fully cooperate in any audit conducted by or on behalf of Buyer.

K. Termination Rights. Any breach of the warranties, representations or agreements in this Section will constitute grounds for immediate termination of this Agreement for cause by Buyer and no commission, compensation, reimbursement or other payment will be due to Seller. Seller will indemnify and hold Buyer harmless against any actions, legal claims, demands, proceedings, losses, damages, costs, expenses and other liabilities of whatever nature resulting from Seller’s breach of the representations, warranties and agreements contained in this Section.

L. Data Privacy Consent. Seller consents to the collection, processing and international transfer of data and information related to the business relationship between it and Buyer, including the transfer of personally identifiable data (for example names, email addresses, telephone numbers) to and between Buyer and its affiliates wherever they may be located, for the purposes of allowing Buyer and its affiliates to evaluate Seller’s experience and qualifications and implement any business. Seller has the right to: (a) request access to this data; (b) rectify or cancel any inaccurate or expired data; and (c) object to any processing that does not conform to these purposes. Seller may exercise its rights by writing to Buyer.

Master Supply & Purchasing Agreement

M. Massachusetts Data Privacy. Seller represents and warrants that it has developed and continues to maintain a comprehensive written information security program consistent with industry standards and no less stringent then the requirements of the Massachusetts data security regulations at 201 Mass. Code Regs. 17.00, as well as procedures and security and integrity measures, that contain administrative, technical, and physical safeguards to ensure the security and confidentiality of “Personal Information” and prevent its unauthorized use or disclosure. “Personal Information” shall be defined as information of Buyer’s customers/employees, including but not limited to, protected health or any personally identifiable information, which can potentially be used to identify, contact, or locate a single person, consumer report information, and any processed data incorporating such information. Seller shall cause its subcontractors and third party vendors to comply with these legal requirements.

18.	GENERAL PROVISIONS

A. Entire Agreement; Amendment. Attached Exhibits “A,” “B,” “C,” “D,” “E”, “F”, “G” and any other exhibit attached hereto as provided herein are all hereby incorporated as a part of this Agreement (collectively, the “Exhibits”). This Agreement, together with the Exhibits and any other documents specifically incorporated by reference herein set forth the complete and final agreement and understanding of the parties relating to the subject matter hereof, and supersede and merge all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written. The terms of this Agreement shall supersede any terms and conditions in any acknowledgment form, invoice, or other document of Seller. Neither party has relied upon any agreement, understanding, representation, warranty, nor covenant not expressly set forth in writing herein. Subject to modifications permitted to Exhibit “A” in accordance with Section 1, this Agreement may be amended only by a written instrument duly executed by both parties, and may not be amended orally or course of performance.

B. Compliance with Laws. Each party shall perform its obligations hereunder in compliance with all applicable laws, regulations, and other legal requirements, including but not limited to, laws or regulations related to restrictions on the use of certain hazardous substances in electrical and electronic equipment, such as RoHS, WEEE, REACH, etc.

C. [Omittted.]

D. Seller Import Requirements. Seller acknowledges and agrees that it imports some or all of the Products, or their components, into the United States prior to selling them to Buyer. Seller represents and warrants that it is familiar with any and all FCC and/or other governmental import requirements as they relate to the Products and that Seller shall fully comply with these requirements. Seller further agrees that it will maintain any and all documentation generated in relation to its compliance with the import requirements for a period of ten (10) years after the import date of the Products or any component part thereof. Seller shall provide copies of any such documentation to Buyer within seven (7) business days of Buyer’s written request for said documentation. Seller agrees to indemnify, defend and hold harmless Buyer from and against any losses, damages, claims, liabilities, judgments, suits, proceedings, costs and expenses, including but not limited to, reasonable attorneys’ fees, civil fines and/or other penalties issued

Master Supply & Purchasing Agreement

against Buyer, alleged to have arisen out of or arising out of Seller’s failure to comply with the FCC’s and/or any other governmental import requirements and/or the requirements of this paragraph. Seller shall promptly and fully notify Buyer in the event that it receives an inquiry or any other notice from the FCC or any other governmental agency regarding Seller’s compliance with any and all import requirements as they relate to the Products or any component part thereof.

In addition to the Seller Import Requirements provided herein:

(i)	Seller acknowledges to have understood Buyer’s position of no transactions with Cuba, Iran, North Korea, Sudan, and Syria (“Buyer’s Position”), and confirms that Seller will comply with Buyer’s Position on all transactions;

(ii)	Seller agrees not to sell, re-export or transfer any products or technical information or services to any other countries except in full compliance with all applicable governmental requirements, including but not limited to applicable US export, US re-export legislation, and measures administered by the European Union and its Member States, or the government agencies of any other countries;

(iii)	Any violation by Seller of the applicable laws or regulations of the US or any other government, or where Seller breaches Buyer’s Position notwithstanding whether or not this is contrary to any aforementioned applicable laws or regulations, shall be deemed a material breach of this Agreement and sufficient basis for Buyer to terminate this Agreement. Compliance with applicable legal requirements and Buyer’s Position is a prerequisite of the Agreement for Seller, to perform its obligations under this Agreement, and if Seller fails to comply with such legal requirements, then Seller is incapable of meeting its obligations under any Agreement with Buyer and therefore is in breach of contract.

E. Cumulative Rights and Remedies. Each party’s rights and remedies hereunder shall be cumulative with, and may be exercised without prejudice to, such party’s other rights and remedies under this Agreement, at law, or in equity.

F. Survival. Sections 7, 11.A(i), 11.A(vi), 12.A, 12.B, 12.C, 12.G, 12.H, 14, 16F, 17, 18, and each other term and provision of this Agreement that would by its very nature or terms survive any termination or expiration of this Agreement, shall survive any termination or expiration of this Agreement, regardless of the cause thereof, and even if resulting from the material breach of either party hereto.

G. Notices. All notices of default, breach, renewal or termination of this Agreement required or permitted hereunder (collectively, “Notices”) shall be (i) in writing, (ii) sent to the other party at the address listed below, or to such different address as such party may designate in writing on thirty (30) days prior written notice to the other party, and (iii) transmitted to the

Master Supply & Purchasing Agreement

other party via hand-delivery, nationally recognized commercial overnight courier, or United States registered or certified mail, postage prepaid, return receipt requested. Notices shall be deemed given when actually delivered to the recipient party or when such recipient party refuses delivery thereof as shown on the delivery receipt. All Notices shall be directed to the attention of Parties listed at the address designated herein. Notwithstanding the foregoing, other communications between the parties, such as Purchase Orders, acknowledgements and confirmations, may be sent by facsimile communication. Addresses for Notices:

To Buyer:

ADT Security Services

1501 Yamato Road

Boca Raton, FL, 33431

Attn: Vice President, Operational Excellence

With a copy to (which shall not constitute notice):

ADT Security Services

1501 Yamato Road

Boca Raton, FL, 33431

Attn: Law Department

To TSPCA:

Tyco Safety Products Canada Ltd.

3301 Langstaff Road

Concord, Ontario, Canada L4K 4L2

Attn: Vice President, Sales

With a copy to (which shall not constitute notice):

Tyco Security Products

6 Technology Park Drive

Westford, MA 01886

Attn: Law Department

To SEL:

Sensormatic Electronics, LLC

C/O Tyco Security Products

6 Technology Park Drive

Westford, MA 01886

Attn: Vice President, Sales

With a copy to (which shall not constitute notice):

Tyco Security Products

6 Technology Park Drive

Westford, MA 01886

Attn: Law Department

H. Injunctive Relief. Each party acknowledges and agrees that any breach by it of Sections 14 or 15 will cause the non-breaching party irreparable harm for which there shall be no adequate legal remedy. Consequently, in the event of any actual or threatened breach of Sections 14 or 15 by either party, the non-breaching party shall be entitled to injunctive and all other appropriate equitable relief (including a decree of specific performance), without prejudice to its other rights and remedies under this Agreement, at law, or in equity.

Master Supply & Purchasing Agreement

I. Independent Contractors. Each party shall be an independent contractor of the other party. Nothing in this Agreement shall create, or be construed as creating, a joint venture, partnership, agency, or employment relationship between the parties hereto. Neither party shall have any right or authority to assume or create any obligations of any kind or to make any agreements, representations, or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

J. Subcontractors. Prior to subcontracting any of the Services, Seller shall notify Buyer of the proposed subcontract and shall obtain Buyer’s written approval of such subcontract. In no event shall any subcontract release Seller from its responsibility for its obligations under this Agreement and Seller shall indemnify Buyer to the extent provided for in Section 12 of this Agreement. Seller shall be responsible for the work and activities of its employees, agents and subcontractors, including compliance with the terms of this Agreement. Seller shall be responsible for all payment to its employees, agents and subcontractors. Seller shall promptly pay for all services, material, equipment and labor used by Seller in providing the Services and Seller shall keep Buyer’s premises, and any deliverables from Seller to Buyer, free of all liens.

K. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole and exclusive benefit of the parties to this Agreement, Buyer’s Affiliates, Buyer’s customers, and all of their respective successors and permitted assigns. Nothing contained herein shall be construed to give any person not a party to this Agreement (other than Buyer’s Affiliates and customers) any legal or equitable right, remedy, interest, or claim under or with respect to this Agreement.

L. Force Majeure. Neither party shall be liable to the other party for any failure or delay in its performance hereunder to the extent resulting from causes beyond its reasonable control, including acts of God, fire, natural disasters, or acts of government (each, a “Force Majeure”), provided that such non-performing or delayed party gives the other party prompt written notice of the Force Majeure.

M. Assignment. Neither party shall transfer, assign, subcontract or delegate, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that Seller hereby irrevocably authorizes and consents to any and each complete or partial assignment or transfer of the Performance Warranty by Buyer to any of Buyer’s customers as further set forth in Section 7. Notwithstanding the foregoing, either party may freely assign this Agreement to an Affiliate, or to a purchaser of or successor to all or substantially all the assets of such party, whether through sale, merger, restructuring or otherwise. Any other attempt by either party to effect any assignment, subcontract, delegation, or transfer of this Agreement or any right or obligation hereunder in the absence of the other party’s prior written consent shall be null and void.

Master Supply & Purchasing Agreement

N. Legal Costs and Expenses. If any suit or legal proceeding is brought by either party to enforce any of the terms of this Agreement or any of its rights hereunder, the prevailing party in such action or proceeding shall be entitled to recover all of its reasonable costs and expenses incurred in such suit or legal proceeding, including reasonable attorneys’ fees.

O. Severability. In the event that any provision of the Agreement is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, under applicable law, such provision shall be deemed severed from this Agreement, and all remaining provisions shall remain binding, enforceable, and in full force and effect.

P. Waiver. No waiver of any provision of this Agreement (or any right or default hereunder) shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any such waiver shall be effective only for the instance given, and shall not operate as a waiver with respect to any other rights or obligations under this Agreement or applicable law in connection with any other instances or circumstances.

Q. SAFETY Act Waiver. Certain of Buyer’s systems and services have received Certification and/or Designation as Qualified Anti-Terrorism Technologies (“QATT”) under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002, 6 U.S.C. §§ 441-444 (the “SAFETY Act”). As required under 6 C.F.R. 25.4(e), to the maximum extent permitted by law, Buyer and Seller hereby agree to waive their right to make any claims against the other for any losses, including business interruption losses, sustained by either party or their respective employees, resulting from an activity resulting from an “Act of Terrorism” as defined in 6 C.F.R. 25.2, when QATT have been deployed in defense against, response to, or recovery from such Act of Terrorism.

R. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

S. Diversity. Seller acknowledges that diversity among the suppliers from whom Buyer purchases goods and services is important to Buyer. As such, Seller will make good faith efforts to purchase seven percent (7%) of purchased goods and services provided under this Agreement from Minority-owned Business Enterprises (“MBE”) and three percent (3%) from Woman-owned Business Enterprises (“WBE”). For the purposes of this provision, MBE and WBE shall be defined by the United States Small Business Administration. Seller acknowledges that Buyer may provide the names of potential MBEs and WBEs for it to consider in fulfilling the terms of this provision. Seller has agreed to consider utilizing such MBEs and WBEs in connection with this Agreement. Seller may be asked to participate in outreach efforts such as conferences and trade shows.

T. Construction. Terms defined herein in the singular shall have a comparable meaning when used in the plural, and vice versa. As used herein, the words, “include, includes, including,” and all variations thereof shall be deemed to mean “including, but not limited to.” As used herein, the word “or” shall be deemed to include the meaning “and/or.” The terms “herein, hereof, hereunder, hereto, herewith” and other similar terms shall be deemed to refer to

Master Supply & Purchasing Agreement

this Agreement. All references to Sections in this Agreement shall refer to the corresponding Section in this Agreement and all subsections contained therein. All captions contained in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. Each party has substantially participated in the drafting and negotiation of this Agreement, and no provision hereof shall be construed against either party by virtue of the fact that such provision was drafted by such party.

U. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or purchases hereunder. Any claim or litigation brought under or relating to this Agreement shall be brought in a court of competent jurisdiction located in Palm Beach County, Florida.

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Master Supply & Purchasing Agreement

IN WITNESS WHEREOF, the parties have caused this Master Supply & Purchasing Agreement to be duly executed by each of their duly authorized representatives as of the Effective Date.

ADT LLC dba ADT SECURITY SERVICES
(“Buyer”)

By:

Name:

Title:

Date:

TYCO SAFETY PRODUCTS CANADA LTD.
(“TSPCA”)

By:

Name:

Title:

Date:

SENSORMATIC ELECTRONICS, LLC
(“SEL”)

By:

Name:

Title:

Date: